Exhibit 99.1

David J. Dickson
972-281-1481
ddickson@kcc.com

KIMBERLY-CLARK ANNOUNCES FULL DETAILS OF SECOND QUARTER 2008 RESULTS

As Previously Reported, Net Sales Rose More Than 11 Percent to $5.0 Billion,
With Increases in Each Business Segment

GAAP-Basis EPS Were $0.99 vs. $1.00 in 2007; Adjusted EPS Were $1.03 vs. $1.04
in the Year-Ago Quarter

 Cash Provided By Operations Increased 16 Percent on Improved Working Capital Performance

DALLAS, July 24, 2008—Kimberly-Clark Corporation (NYSE: KMB) today reported full details of its second quarter 2008 results.  Preliminary net sales and earnings per share figures were announced on July 14, 2008.  For the quarter, net sales increased 11.2 percent to $5.0 billion, a new quarterly record.  Sales were higher in all four of the company’s business segments, highlighted by continued strong performance across developing and emerging markets and double-digit sales growth for Personal Care products in North America.  Organic sales growth exceeded 7 percent, including improvements of about 3 percent in both sales volumes and net selling prices.  Changes in currency exchange rates also benefited sales by approximately 4 percent.
Diluted net income per share was $0.99 compared with $1.00 in the prior year.  Adjusted earnings in the second quarter of 2008 were $1.03 per share versus $1.04 per share in 2007.  The top-line growth and cost savings contributed positively to results; however, those improvements were not sufficient to overcome an increased level of inflation, as input costs climbed about $180 million, and a planned higher investment in strategic marketing of nearly $25 million.  As expected, a lower share count, net of a related increase in interest expense, benefited year-over-year earnings per share comparisons, while a higher effective income tax rate than in 2007, due primarily to the expiration of synthetic fuel tax benefits, was an offsetting factor.
Adjusted earnings exclude charges for strategic cost reductions to streamline the company’s operations in both years and certain incremental implementation costs related to the strategic cost reduction plan in 2007, as well as an after-tax extraordinary loss related to the restructuring of certain contractual arrangements in the second quarter of 2008.  Further information about these adjustments, along with the company’s rationale for reporting adjusted earnings and other non-GAAP financial measures is provided later in this news release.
Chairman and Chief Executive Officer Thomas J. Falk said, “Our second quarter results reflect

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continued progress with our top-line growth strategies as well as the significant challenges we are facing on the cost front.  Although we have delivered organic sales growth of more than 6 percent through the first half of the year, the reality is that the rapid run-up in commodity costs has outpaced our ability to offset inflation in the near-term with price increases and other actions.  As a result, we have increased our emphasis on improving revenue realization and during the second quarter implemented or announced new price increases in the U.S. and other markets around the world.  These moves should lead to sequentially better bottom-line results in the fourth quarter, as we announced last week.
Meanwhile, we will continue to drive our Global Business Plan strategies to strengthen the long-term health of our company and our brands.  We will also continue to operate our business efficiently, improving productivity and driving costs out of the system.  Finally, we remain committed to improving our working capital performance, which will benefit our already strong cash flow.”
Review of second quarter sales by business segment
Sales of personal care products climbed 15.1 percent in the second quarter.  Sales volumes rose 9 percent, net selling prices improved about 2 percent and currency effects added approximately 4 percent to sales.
Personal care sales in North America went up about 10 percent compared with the second quarter of 2007, driven primarily by strong sales volume growth of 8 percent.  Higher net selling prices and favorable currency translation both added 1 percent to sales.  Sales volumes improved across most categories, paced by double-digit growth for Huggies diapers and high single-digit gains for the company’s child care and incontinence care brands.  Selling prices rose primarily as a result of price increases for diaper and child care products implemented during the first quarter in the U.S., partially offset by competitive promotional activities.
In Europe, personal care sales were up approximately 8 percent in the quarter.  Favorable currency effects boosted sales by about 13 percent; however, sales volumes were lower by 5 percent.  The volume decline reflects lower sales of Huggies diapers, partially offset by increased sales of baby wipes and child care products across the region.  Sales volumes of Huggies diapers in the company’s four core markets – U.K., France, Italy and Spain – were down 8 percent as the company maintained net selling prices generally in line with prior year levels in a continued highly competitive environment.
In developing and emerging markets (D&E), personal care sales surged about 25 percent, as the company is benefiting from strong product and customer programs in rapidly growing markets.  Sales volumes increased more than 14 percent, while net selling prices and the mix of products sold both improved approximately 2 percent.  Stronger foreign currencies benefited sales by more than 6 percent.  The growth in sales volumes was broad-based, with particular strength throughout most of Latin America and in South Korea, China, Russia, Turkey and Vietnam.
Sales of consumer tissue products were 7.7 percent above the second quarter of 2007.  Although

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overall sales volumes declined 3 percent versus the prior year, net selling prices and product mix improved by 5 percent and 2 percent, respectively, and favorable currency exchange rates benefited sales by 4 percent.
In North America, sales of consumer tissue products decreased 1 percent in the second quarter, as an increase in net selling prices of about 5 percent was more than offset by a 6 percent decline in sales volumes.  The improvement in selling prices was due mainly to price increases for bathroom tissue and paper towels implemented during the first quarter in the U.S., while the majority of the decrease in sales volumes was attributable to the paper towel and private label tissue categories.  In towels, volumes were down following implementation of price increases during the first quarter in the U.S. and in comparison to strong growth in the year-ago quarter.  The lower level of private label sales reflects the company’s decision in late 2007 to shed certain low-margin business to support growth of more profitable products such as Scott bathroom tissue.  Meanwhile, sales of both Scott and Cottonelle bathroom tissue registered solid improvement in the quarter, driven primarily by higher net selling prices.
In Europe, consumer tissue sales rose about 11 percent versus the second quarter of 2007.  Currency exchange rates strengthened by an average of 10 percent, accounting for virtually all of the increase.  Sales volumes were down approximately 3 percent, due mainly to lower sales of Andrex and Scottex bathroom tissue, as sales softened somewhat following implementation of price increases.  Overall, net selling prices improved nearly 4 percent.
Consumer tissue sales in developing and emerging markets rose approximately 21 percent.  Sales volumes increased approximately 6 percent, highlighted by strong growth in Latin America and Russia.  Net selling prices and product mix improved 7 percent and 1 percent, respectively, as the company has raised prices in response to higher raw materials costs and shifted mix to more differentiated, value-added products.  Favorable currency effects added 7 percent to sales.
Sales of K-C Professional (KCP) & other products advanced 10.1 percent compared with the year-ago quarter.  Net selling prices and product mix improved by 3 percent and 2 percent, respectively, while sales volumes were approximately 1 percent higher than the prior year.  Changes in foreign currency rates increased sales by about 4 percent.  Globally, KCP achieved double-digit growth in sales of washroom, workplace and safety products.  In North America and Europe, organic sales rose at a mid-single digit rate, driven primarily by higher net selling prices and better product mix.  Across developing and emerging markets, sales were up 22 percent on sales volume gains of 9 percent, net selling price/mix improvements of 7 percent and currency benefits of 6 percent.
Sales of health care products increased 3.2 percent in the second quarter, reflecting 5 percent growth in sales volumes and favorable currency effects of 2 percent, partially offset by declines of about 2 percent in both net selling prices and product mix.  The improvement in sales volumes was broad-based across most categories and geographic regions, paced by double-digit growth of medical devices and

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exam gloves.  The price and mix declines were mainly attributable to competitive conditions affecting surgical supplies in North America.
Other second quarter operating results
Operating profit was $650 million in the second quarter of 2008, compared with $649 million in 2007.  Excluding net charges for the company’s strategic cost reduction plan in both years and related implementation costs in 2007, adjusted operating profit for the quarter decreased 2 percent to $665 million from $678 million in the prior year.  The decrease was driven by higher manufacturing costs which, combined with the increase in strategic marketing spending, exceeded the benefits from top-line growth and cost savings.  Inflation in key manufacturing cost inputs totaled approximately $180 million, consisting of higher fiber costs, up $70 million versus the second quarter of 2007, more than $55 million for raw materials other than fiber, including nonwovens and other oil-based materials, about $30 million of higher energy costs and approximately $25 million in distribution costs.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled almost $40 million.
Interest expense for the quarter increased approximately $21 million from the prior year, mainly as a result of new long-term debt issued to fund the company’s $2.0 billion accelerated share repurchase program in July 2007.
The company’s effective tax rate in the second quarter was 29.9 percent in 2008 and 20.0 percent in 2007.  Excluding the effects of charges for the company’s strategic cost reduction plan in both years, as well as related implementation costs and net effects from synthetic fuel partnerships in 2007, the adjusted effective tax rate for the quarter was 30.1 percent in 2008, up versus 28.9 percent in 2007, as expected, due to the timing of tax initiatives.  Synthetic fuel partnership activities provided a benefit of $12 million in the second quarter of 2007.  Synthetic fuel produced by the partnerships was eligible for tax credits through the end of 2007, at which time the law giving rise to the tax benefits expired.  The partnerships will be dissolved during 2008 at no cost to the company.  Reconciliations of the above effective tax rate calculations are provided in a separate section of this news release.
Kimberly-Clark’s share of net income of equity companies in the second quarter increased to about $48 million from approximately $43 million in 2007, due mainly to higher net income at Kimberly-Clark de Mexico, S.A.B. de C.V.  Results from the company’s Mexican affiliate reflected solid volume growth, higher net selling prices and currency benefits, which more than offset inflation in raw materials costs and an increase in the effective tax rate.
Minority owners’ share of subsidiaries’ net income was approximately $34 million in the second quarter of 2008 compared with about $26 million in the prior year.  The increase was mainly attributable to minority owners’ share of increased earnings at majority-owned subsidiaries in Asia and the Middle East and higher returns on the redeemable preferred securities of the company’s consolidated financing

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subsidiary.
Competitive improvement initiatives – update on strategic cost reduction plan
The company’s strategic cost reduction plan is part of a comprehensive, multi-year effort announced in July 2005 to further improve Kimberly-Clark’s competitive position.  The plan calls for streamlining manufacturing and administrative operations primarily in North America and Europe, with expected annual savings of at least $350 million by 2009.  These cost savings are allowing the company to invest in targeted growth opportunities and in key capabilities, including innovation, marketing and customer development.
During the second quarter, the company continued to successfully execute planned cost reduction activities, the most significant of which involved consolidating infant and child care operations in North America, improving the cost structure in Health Care and streamlining administrative operations in North America and Europe.  With savings of $38 million in the second quarter and $66 million for the year to date, the company is on track to exceed its target to reduce costs by $75 to $100 million for the full year.
Employees have been notified about workforce reductions and other actions at all 23 facilities slated for sale, closure or streamlining as part of the cost reduction plan.  To date, pretax charges of $859 million (about $599 million after tax) have been incurred.  With the plan’s activities nearing completion, the company is again lowering the total projected cost of the plan.  Cumulative charges for implementing the plan, through its completion by the end of this year, are now expected to total $880 to $900 million ($610 to $620 million after tax), a reduction of up to $10 million, both pretax and after tax, from the company’s previous estimates.
Cash flow and balance sheet
Cash provided by operations in the second quarter increased 16 percent to $753 million from $652 million in 2007, primarily because a lower level of cash was invested in primary working capital (accounts receivable and inventories, less accounts payable) than in the year-ago quarter.  Capital spending for the quarter was $213 million in 2008 compared with $262 million in the prior year.  Through six months, capital spending of $434 million is in line with the company’s plan to spend $850 to $950 million this year.  During the second quarter, the company repurchased approximately 3.5 million shares of its common stock at a cost of $220 million, bringing year-to-date repurchases to about 6.6 million shares at a cost of $420 million.  As previously announced, the company expects to buy back $700 to $800 million of its common stock in 2008.
At June 30, 2008, total debt and redeemable preferred securities was $7.4 billion, including the newly consolidated loan obligations described below, compared with $6.5 billion at the end of 2007.
Consolidation of variable interest entities and extraordinary loss
During the second quarter of 2008, the company restructured contractual arrangements related to two nonconsolidated financing entities to, among other things, extend the maturity dates of debt obligations

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held by the entities.  As a result of these transactions, the company began to consolidate the entities effective June 30, 2008, as required by FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”).  Accordingly, notes receivable and loan obligations held by the entities with aggregate fair values totaling $600 million and $612 million, respectively, have been included in long-term notes receivable and long-term debt on the consolidated balance sheet.  In addition, because the fair value of the debt obligations exceeded the fair value of the notes receivable, the company recorded an extraordinary noncash loss, net of income taxes, of approximately $8 million, or 2 cents per share, during the second quarter of 2008 pursuant to the requirements of FIN 46R.
Year-to-date results
     For the first six months of 2008, sales of $9.8 billion rose 10.5 percent from $8.9 billion in the prior year.  Sales volumes increased about 3 percent, net selling prices were higher by more than 2 percent and product mix was favorable by 1 percent, resulting in organic sales growth of 6-plus percent, while favorable currency effects added approximately 4 percent to sales.  Year-to-date operating profit of $1,314 million included charges of more than $38 million for strategic cost reductions.  Adjusted operating profit was $1,353 million, up slightly from $1,346 million in 2007.  The benefits of top-line growth, along with cost savings of about $90 million, were mostly offset by inflation in key cost components totaling approximately $340 million and an increase in strategic marketing spending of more than $45 million.  Through six months, diluted net income per share in 2008 was $2.04 compared with $1.99 in 2007.  Adjusted earnings per share increased 2 percent to $2.11 in 2008 from $2.07 in 2007.  Those amounts are adjusted for charges related to strategic cost reductions in both years, related incremental implementation costs in 2007 and the extraordinary loss in 2008.
Outlook
As previously announced on July 14, 2008 and based on the planning assumptions outlined on that date, the company expects that adjusted earnings per share in 2008 will be in a range of $0.98 to $1.03 for the third quarter and in a range of $4.20 to $4.30 for the full year.
Non-GAAP financial measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•  adjusted earnings and earnings per share
•  adjusted operating profit
•  adjusted effective tax rate
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP.

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A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of SEC Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations and for understanding the company’s effective tax rate.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculate adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate by excluding from the comparable GAAP measure (i) charges related to our strategic cost reduction plan for streamlining the company’s operations, (ii) certain incremental implementation costs relating to our strategic cost reduction plan, (iii) an after-tax extraordinary loss related to the restructuring of certain contractual arrangements, and (iv) the net effect of the company’s investment in synthetic fuel partnerships on the company’s effective tax rate.  Each of these adjustments and the basis for such adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and is

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expected to be substantially completed by December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.
•
Implementation costs. In connection with our strategic cost reduction plan, the company has incurred incremental implementation costs related to the transfer of certain administrative processes to third-party providers.  These costs were incurred primarily in the first six months of 2007.  Management excludes these implementation costs from our earnings from ongoing operations for purposes of evaluating the performance of our business units and their managers and excludes these costs when making decisions to allocate resources among its business units.

•
Extraordinary loss.  In June 2008, the company restructured contractual arrangements of two financing entities, which resulted in the consolidation of these two entities.  As a result of the consolidation, notes receivable and loan obligations held by these entities with aggregate fair values of $600 million and $612 million, respectively, have been included in long-term notes receivable and long-term debt on the company’s consolidated balance sheet.  Because the fair value of the loans exceeded the fair value of the notes receivable, the company recorded an after-tax extraordinary loss of approximately $8 million on its income statement for the period ended June 30, 2008, as required by FIN 46R.  Management does not consider this loss to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes this loss when making decisions to allocate resources among its business units.

•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan and related implementation costs, as well as net effects from the company’s investment in synthetic fuel partnerships.  We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and they may not be comparable to similarly titled

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measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as supplements to the GAAP measures and by providing the reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.
Conference call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 136-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings, changes in finished product selling prices, anticipated costs and benefits related to the strategic cost reduction plan, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2007 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Three Months
	Ended June 30
	2008	2007	Change

Net Sales	$5,006.2	$4,502.0	+ 11.2%
Cost of products sold	3,521.7	3,056.0	+ 15.2%

Gross Profit	1,484.5	1,446.0	+ 2.7%
Marketing, research and general expenses	827.3	797.6	+ 3.7%
Other (income) and expense, net	7.1	(.3)	N.M.

Operating Profit	650.1	648.7	+ 0.2%
Nonoperating expense	-	(47.5)	N.M.
Interest income	7.4	7.4	-
Interest expense	(72.8)	(51.9)	+ 40.3%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	584.7	556.7	+ 5.0%
Provision for income taxes	(174.6)	(111.5)	+ 56.6%
Income Before Equity Interests and Extraordinary Loss	410.1	445.2	- 7.9%
Share of net income of equity companies	48.4	42.8	+ 13.1%
Minority owners’ share of subsidiaries’ net income	(34.1)	(26.2)	+ 30.2%
Extraordinary loss, net of income taxes	(7.7)	-	N.M.

Net Income	$416.7	$461.8	- 9.8%

Net Income Per Share Basis - Diluted

Before extraordinary loss	$1.01	$1.00	+ 1.0%

Net Income	$.99	$1.00	- 1.0%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Three Months
	Ended June 30
	2008	2007
Cost of products sold	$8.7	$10.7

Marketing, research and general expenses	4.9	7.1

Other (income) and expense, net	.9	-

Provision for income taxes	(5.5)	(7.9)

Strategic cost reductions after taxes	9.0	9.9

Minority interest	-	(.1)

Net Charges	$9.0	$9.8

In addition, charges of $11.0 million ($7.1 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

	Six Months
	Ended June 30
	2008	2007	Change

Net Sales	$9,818.9	$8,887.3	+ 10.5%
Cost of products sold	6,878.7	6,089.0	+ 13.0%

Gross Profit	2,940.2	2,798.3	+ 5.1%
Marketing, research and general expenses	1,625.7	1,530.2	+ 6.2%
Other (income) and expense, net	.3	3.3	N.M.

Operating Profit	1,314.2	1,264.8	+ 3.9%
Nonoperating expense	-	(75.1)	N.M.
Interest income	15.7	14.0	+ 12.1%
Interest expense	(147.5)	(102.8)	+ 43.5%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	1,182.4	1,100.9	+ 7.4%
Provision for income taxes	(339.2)	(223.6)	+ 51.7%
Income Before Equity Interests and Extraordinary Loss	843.2	877.3	- 3.9%
Share of net income of equity companies	91.8	87.8	+ 4.6%
Minority owners’ share of subsidiaries’ net income	(69.7)	(51.3)	+ 35.9%
Extraordinary loss, net of income taxes	(7.7)	-	N.M.

Net Income	$857.6	$913.8	- 6.2%

Net Income Per Share Basis - Diluted

Before extraordinary loss	$2.06	$1.99	+ 3.5%

Net Income	$2.04	$1.99	+ 2.5%

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

	Six Months
	Ended June 30
	2008	2007
Cost of products sold	$20.5	$52.5

Marketing, research and general expenses	16.2	15.2

Other (income) and expense, net	1.6	(9.3)

Provision for income taxes	(13.2)	(33.5)

Strategic cost reductions after taxes	25.1	24.9

Minority interest	-	(.1)

Net Charges	$25.1	$24.8

In addition, charges of $23.2 million ($14.8 million after tax) in 2007 for the related implementation costs are included in marketing, research and general expenses.

2.  Other Information:

	Six Months
	Ended June 30
	2008	2007
Cash Dividends Declared Per Share	$1.16	$1.06

	June 30
Common Shares (Millions)	2008	2007

Outstanding, as of	416.2	455.3

Average Diluted for:
Three Months Ended	419.9	459.6
Six Months Ended	421.4	459.8

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
 (Millions of dollars)

Supplemental Financial Information:

Preliminary Balance Sheet Data:
	June 30	December 31
	2008	2007

Cash and cash equivalents	$545.8	$472.7

Accounts receivable, net	2,599.0	2,560.6

Inventories	2,629.8	2,443.8

Total assets	19,625.5	18,439.7

Accounts payable	1,751.6	1,768.3

Debt payable within one year	1,348.4	1,097.9

Total current liabilities	5,214.5	4,928.6

Long-term debt	4,995.5	4,393.9

Redeemable preferred securities of subsidiary	1,011.0	1,004.6

Stockholders’ equity	5,603.4	5,223.7

	Six Months
	Ended June 30
Preliminary Cash Flow Data:	2008	2007

Cash provided by operations	$1,196.9	$1,176.0

Cash used for investing	$(436.1)	$(498.4)

Cash used for financing	$(679.3)	$(584.6)

Depreciation and amortization	$400.2	$412.9

Capital spending	$433.6	$544.0

Cash dividends paid	$467.5	$465.8

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, Kleenguard and Kimcare brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED JUNE 30
(Millions of dollars)

	Three Months			Six Months
	Ended June 30			Ended June 30
	2008	2007	Change	2008	2007	Change
NET SALES:

Personal Care	$2,165.0	$1,881.5	+ 15.1%	$4,211.1	$3,679.1	+ 14.5%
Consumer Tissue	1,689.6	1,568.6	+ 7.7%	3,396.6	3,161.7	+ 7.4%
K-C Professional & Other	839.9	763.0	+ 10.1%	1,600.8	1,460.4	+ 9.6%
Health Care	306.3	296.7	+ 3.2%	604.2	599.4	+ .8%

Corporate & Other	23.0	9.0	N.M.	44.8	17.0	N.M.

Intersegment Sales	(17.6)	(16.8)	N.M.	(38.6)	(30.3)	N.M.

Consolidated	$5,006.2	$4,502.0	+ 11.2%	$9,818.9	$8,887.3	+ 10.5%

OPERATING PROFIT:

Personal Care	$436.4	$393.2	+ 11.0%	$864.6	$740.4	+ 16.8%
Consumer Tissue	130.4	168.9	- 22.8%	285.9	376.0	- 24.0%
K-C Professional & Other	110.9	119.9	- 7.5%	207.6	228.6	- 9.2%
Health Care	29.8	52.0	- 42.7%	76.0	107.6	- 29.4%

Corporate & Other	(50.3)	(85.6)	- 41.2%	(119.6)	(184.5)	- 35.2%

Other income and (expense), net	(7.1)	.3	N.M.	(.3)	(3.3)	N.M.

Consolidated	$650.1	$648.7	+ .2%	$1,314.2	$1,264.8	+ 3.9%

Note:   Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the
            Strategic Cost Reductions.  In 2007, Corporate & Other also includes the related implementation costs.

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
Corporate & Other	$(13.6)	$(28.8)	$(36.7)	$(90.9)

Other income and (expense), net	(.9)	-	(1.6)	9.3

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED JUNE 30

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	11.2	3	3	1	4

Personal Care	15.1	9	2	-	4

Consumer Tissue	7.7	(3)	5	2	4

K-C Professional & Other	10.1	1	3	2	4

Health Care	3.2	5	(2)	(2)	2

	Six Months Ended June 30, 2008
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	10.5	3	2	1	4

Personal Care	14.5	8	1	1	4

Consumer Tissue	7.4	(2)	4	1	4

K-C Professional & Other	9.6	1	3	2	4

Health Care	.8	2	(2)	(1)	2

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:
	Three Months Ended June 30
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$433.4	$1.03	$478.7	$1.04

Adjustments for:

Strategic Cost Reduction charges	(9.0)	(.02)	(9.8)	(.02)

Implementation costs	-	-	(7.1)	(.02)

Extraordinary loss	(7.7)	(.02)	-	-

Net Income	$416.7	$.99	$461.8	$1.00

	Six Months Ended June 30
	2008		2007
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$890.4	$2.11	$953.4	$2.07

Adjustments for:

Strategic Cost Reduction charges	(25.1)	(.06)	(24.8)	(.05)

Implementation costs	-	-	(14.8)	(.03)

Extraordinary loss	(7.7)	(.02)	-	-

Rounding	-	.01	-	-

Net Income	$857.6	$2.04	$913.8	$1.99

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars, except per share amounts)

OPERATING PROFIT SUMMARY:

	Three Months
	Ended June 30
	2008	2007

Adjusted Operating Profit	$664.6	$677.5

Adjustments for:

Strategic Cost Reduction charges	(14.5)	(17.8)

Implementation costs	-	(11.0)

Operating Profit	$650.1	$648.7

	Six Months
	Ended June 30
	2008	2007

Adjusted Operating Profit	$1,352.5	$1,346.4

Adjustments for:

Strategic Cost Reduction charges	(38.3)	(58.4)

Implementation costs	-	(23.2)

Operating Profit	$1,314.2	$1,264.8

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Three Months Ended
	June 30, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$584.7	$599.2

Provision for Income Taxes	174.6	180.1

Effective Income Tax Rate	29.9%

Adjusted Effective Income Tax Rate		30.1%

	Three Months Ended June 30, 2007
			Synthetic Fuels
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities

Income Before Income Taxes	$556.7	$585.5	$(47.5)	$633.0

Provision for Income Taxes	111.5	123.3	(59.5)	182.8

Net Synthetic Fuel Benefit			$12.0

Effective Income Tax Rate	20.0%

Adjusted Effective Income Tax Rate		21.1%		28.9%

(1) Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs in 2007.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30
(Millions of dollars)

Effective Income Tax Rate Reconciliation – Adjustments(1) and Synthetic Fuel Partnership Activities:

	Six Months Ended
	June 30, 2008

	As Reported	Excluding Adjustments(1)

Income Before Income Taxes	$1,182.4	$1,220.7

Provision for Income Taxes	339.2	352.4

Effective Income Tax Rate	28.7%

Adjusted Effective Income Tax Rate		28.9%

	Six Months Ended June 30, 2007
			Synthetic Fuels
	As Reported	Excluding Adjustments(1)	Effect of Activities	Excluding Activities

Income Before Income Taxes	$1,100.9	$1,182.5	$(75.1)	$1,257.6

Provision for Income Taxes	223.6	265.5	(94.2)	359.7

Net Synthetic Fuel Benefit			$19.1

Effective Income Tax Rate	20.3%

Adjusted Effective Income Tax Rate		22.5%		28.6%

(1) Charges for Strategic Cost Reductions in 2008 and Strategic Cost Reductions and related implementation costs in 2007.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED JUNE 30

OUTLOOK FOR 2008

Estimated Full-Year 2008 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$4.20	-	$4.30

Adjustments for:

Strategic Cost Reductions	(.11)	-	(.09)

Extraordinary Loss	(.02)		(.02)

Earnings Per Share - Diluted	$4.07	-	$4.19

Estimated Third Quarter 2008 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$.98	-	$1.03

Adjustments for:

Strategic Cost Reductions	(.03)	-	(.02)

Earnings Per Share - Diluted	$.95	-	$1.01

Investor Relations contacts:	Mike Masseth, 972-281-1478, mmasseth@kcc.com
Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Dave Dickson, 972-281-1481, ddickson@kcc.com

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